Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THE OMITTED INFORMATION AS PRIVATE OR CONFIDENTIAL, AND SUCH INFORMATION IS NOT MATERIAL. OMISSIONS ARE IDENTIFIED AS [***].

AMENDMENT No. 1 to Engineering, Procurement, and Construction Management Services Agreement

Stibnite Gold Mine Project

Hatch Ltd.

This Amendment No. 1 to the Agreement (“Amendment #1”) is made and entered into as of February 28, 2026 (the “Execution Date”), by and between Perpetua Resources Idaho, Inc., an Idaho corporation (hereinafter “Owner”), and Hatch Ltd., a Canadian corporation with its principal office located at 2800 Speakman Drive, Mississauga, Ontario, Canada L5K 2R7 (hereinafter, “EPCM”). Each entity is sometimes individually referred to herein as a “Party” and together they are sometimes referred to herein as the “Parties.” Capitalized terms used but not defined herein have the meaning assigned to those terms in the Agreement.

Recitals

WHEREAS, Owner and EPCM entered into an Engineering, Procurement, and Construction Management Services Agreement dated December 18, 2025 (the “Agreement”) for certain design, engineering, procurement, construction management, testing, studies, and related services of the Stibnite Gold Mine Project (the “Project”), to be located on a site in Stibnite (Valley County), Idaho (the “Site”);

WHEREAS, Owner and EPCM previously entered into (i) Limited Notice to Proceed #1, dated August 31, 2025 (“LNTP #1”), (ii) Limited Notice to Proceed #2, dated November 03, 2025 (“LNTP #2”), and (iii) Amendment #1 to LNTP #2 dated January 16, 2026, all pursuant to which Owner retained EPCM to perform certain preliminary design for the POX/O₂ system; and

WHEREAS, the Parties desire to amend the Agreement to expand its scope and modify its existing terms and conditions to (i) incorporate LNTP #1, LNTP #2, and Amendment #1 to LNTP #2, and (ii) as otherwise set forth in this Amendment #1.

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Amendment

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree to amend the Agreement as follows:

1.            Defined Terms. The Parties agree to amend the defined terms in Section 1.2 of the Agreement as follows:

i.              The following defined terms are added to the Agreement:

“Owner’s Intellectual Property” has the meaning set forth in Article 10.

“POX/O2 Improvement(s)” means any invention, enhancement, modification, update, derivative work or improvement to the POX/O2 Technology conceived or reduced to practice in connection with EPCM’s performance of the Services under this Agreement.

“POX/O₂ System” means the pressure-oxidation and oxygen system described in Exhibit A-2 to be designed and installed at the Project as part of the Services provided by EPCM under this Agreement.

“POX/O₂ Technology” means the know-how, process designs, design criteria, calculations, models, specifications, software, firmware, control logic, control narratives, configuration files, algorithms, manuals, training materials, and other information, in any form, used in or necessary for the design, integration, operation, maintenance, optimization, and lifecycle modifications of the POX/O₂ System, which is proprietary to, and is owned or controlled by Contractor or its Affiliates.

“Third Party Information” has the meaning set forth in Article 10.

ii.             The following defined terms in the Agreement are amended as indicated in the underlined and italicized text below, which is hereby added to the Agreement:

“Confidential Information” means, without limitation, any ideas, concepts, drawings, specifications, data, patents, industrial designs, copyrights, trademarks or other intellectual property drawings, designs, notes, technical data, reports, manuals, knowledge, processes, systems, ideas, trade secrets, photographs, models, electronically stored information, software code, samples and the like and any copies or reproductions thereof, and also including any witnessing (or recording) of the fabrication, delivery, construction or installation of equipment that incorporates Confidential Information, or information of a Party which relates to this Agreement, the Party or its operations, activities, plans, know-how, customers, communications, or business.

“Design Documentation” means all design documentation (including design standards, concrete mix designs, design reports, durability reports, specifications, models (including Digital Engineering or any part thereof), samples, prototypes, calculations, drawings, shop drawings, digital design records and all other relevant data) in electronic, computer readable and written forms, or stored by any other means, which are required for the performance of the Services. For the avoidance of doubt, (i) the Design Documentation forms part of the Services; and (ii) the Design Documentation does not include Pre-Existing EPCM Intellectual Property, except for those portions of the Pre-Existing EPCM Intellectual Property that relate to the POX/O2 Technology, which shall be included in the Design Documentation.

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“Digital Engineering” means a collaborative way of working, using digital processes, to enable more productive methods of planning, designing, constructing, operating and maintaining assets. This is achieved by aligning the management of computer-aided design (CAD), geographic information systems (GIS), building information models (BIM), documentation management systems and project controls. All Digital Engineering shall be provided to Owner in native files for the software or program in which they were generated (excluding Pre-Existing EPCM Intellectual Property, other than those portions of the Pre-Existing EPCM Intellectual Property that relate to the POX/O2 Technology, which shall be included in the Digital Engineering).

“Pre-Existing EPCM Intellectual Property” has the meaning set forth in Article 10 and, for the avoidance of doubt, includes the POX/O2 Technology.

2.            Addition of POX / O₂ System to Services. Notwithstanding anything to the contrary in the Agreement, the Parties acknowledge and agree that EPCM’s required Services under the Agreement, as outlined in Section 2.3 of the Agreement, includes the design, engineering, testing, studies, installation, commissioning, and related services required for the POX/O2 System, including development of the POX/O2 Technology. The updated Exhibit A to the Agreement that was agreed to between the Parties on or before February 5, 2026, is hereby amended, restated, and replaced with the attached exhibits, which include the associated scope of work relating to the POX/O2 System and POX/O2 Technology:

i.	Exhibit A-1:	Balance of Plant Scope of Services

	a. Exhibit A-1, App. 1:	EPCM Work Plans

	b. Exhibit A-1, App. 2:	Engineering Technical Deliverables (BOP)

ii.	Exhibit A-2:	POX O2 Scope of Services

	a. Exhibit A-2, App. 1:	POX Engineering Deliverables List

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3.            Amendments to Intellectual Property Provisions. Article 10 of the Agreement is amended as indicated in the underlined and italicized text below, which is hereby added to the Agreement:

Article 10.          Intellectual Property.

10.1            Pre-Existing EPCM Intellectual Property. For the avoidance of doubt, title in all of EPCM’s pre-existing right, title, and interest in any invention, technique, process, device, discovery, improvement, or know-how, whether patentable or not including any amendments, modifications and improvements made thereto, and including specifically the POX/O2 Technology (the “Pre-Existing EPCM Intellectual Property”), supplied in connection with the Services or contained in the deliverables shall remain with EPCM. EPCM shall pay all royalties and license fees which may be due on the inclusion of any such Pre-Existing EPCM Intellectual Property incorporated in the Services. Owner shall have a limited, royalty-free, paid-up, irrevocable, and transferable (to a successor of Owner as a result of a sale of the Project or any change in control or ownership of Owner) license to use the Pre-Existing EPCM Intellectual Property in the Services and any Design Documentation, Digital Engineering, or other deliverables required under this Agreement. At the written request of a lender to Owner, EPCM agrees that it will permit the transfer of the license referred to in this clause to the lender for the purpose of the Project. For the avoidance of doubt, any such lender includes EXIM, EXIM’s agents, and any purchaser of the Project from EXIM in the event that EXIM forecloses its rights in applicable financing agreements with Owner. Owner shall not use or modify the Pre-Existing EPCM Intellectual Property other than as expressly permitted under this Agreement. Any such modification or use without EPCM’s prior written consent shall be at Owner’s sole risk and Owner shall indemnify and hold harmless EPCM for and against all claims, damages, losses and liabilities whatsoever (including reasonable attorneys' fees and related expenses) arising or resulting therefrom. Owner will not modify any Pre-Existing EPCM Intellectual Property unless it has first removed EPCM’s name and logo from such intellectual property.

10.2            Ownership of Inventions. Subject to Owner’s payment of all Compensation properly due and owing to EPCM under this Agreement, EPCM assigns to Owner, EPCM's entire right, title, and interest in any invention, technique, process, device, discovery, improvement, or know-how, whether patentable or not, hereafter made or conceived solely or jointly by EPCM while working for or on behalf of Owner, which relates to, is suggested by, or results from matters from this Agreement and depends on either: (a) EPCM's knowledge of Confidential Information obtained from Owner; or (b) the use of Owner equipment, supplies, facilities, information, or materials (“Owner’s Intellectual Property”). Notwithstanding anything to the contrary in this Agreement, all POX/O₂ Improvements, whether developed solely by EPCM or developed in the context of the Project, shall be and remain the exclusive property of EPCM. Owner shall have a perpetual, irrevocable, royalty-free, fully paid license (with the right to (i) sublicense to Project contractors and (ii) transfer to lenders for financing, enforcement, and step-in purposes or to a successor of Owner as a result of a sale of the Project or change in control or ownership of Owner) to use such POX/O₂ Improvements solely for the design, construction, commissioning, operation, maintenance, debottlenecking, and expansion of the Project. EPCM shall not disclose or commercialize any POX/O₂ Improvement in a manner that uses or reveals Owner’s Intellectual Property or Owner Confidential Information.

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10.3            Disclosure of Inventions. EPCM shall promptly disclose any such invention, technique, process, device, discovery, improvement, or know-how to Owner first invented based on the Owners’ Intellectual Property. EPCM shall, upon request of Owner, promptly execute a specific assignment of title to Owner and do anything else reasonably necessary to enable Owner to secure for itself, patent, trade secret, or any other proprietary rights in the United States or other countries. It shall be conclusively presumed that any patent applications relating to this Agreement or its Services, related to trade secrets of Owner, or which relate to tasks assigned to EPCM by Owner, which EPCM may file within one year after termination of this Agreement, shall belong to Owner, and EPCM hereby assigns same to Owner, as having been conceived or reduced to practice during this Agreement. If for any reason, including incapacity, Owner is unable to secure EPCM's signature on any document needed to apply for, perfect, or otherwise acquire title to the intellectual property rights granted to it under this Article 10, or to enforce such rights, EPCM hereby designates Owner as EPCM's attorney-in-fact and agent, solely and exclusively to act for and on EPCM's behalf to execute and file such documents with the same legal force and effect as if executed by EPCM and for no other purpose.

10.4            Ownership of Deliverables. EPCM shall retain all right, title, and interest in and to any writings or works of authorship, including, without limitation, the Design Documentation, Digital Engineering, and other deliverables produced or authored by EPCM in the performance of the Services under this Agreement, including all associated copyrights and intellectual property rights. EPCM hereby grants to Owner a non-exclusive, irrevocable, royalty-free, fully paid-up, worldwide license to use, reproduce, modify, distribute, and create derivative works from such deliverables solely for the purposes of the Project. Owner shall have the right to obtain and hold in its own name any copyright registrations or similar protections for the licensed deliverables. EPCM shall provide Owner or its designees with reasonable assistance to support Owner’s exercise of its licensed rights. At the written request of a lender to Owner, EPCM agrees that it will permit the transfer of the license referred to in this clause to the lender for the purpose of the Project. For the avoidance of doubt, any such lender includes EXIM, EXIM’s agents, and any purchaser of the Project from EXIM in the event that EXIM forecloses its rights in applicable financing agreements with Owner.

10.5            Use and Modification of Deliverables. Notwithstanding anything in this Agreement to the contrary, Owner shall have a limited, non-exclusive, non-transferable, royalty-free license to use the Design Documentation, Digital Engineering, and other deliverables solely for purposes directly related to the Project. At the written request of a lender to Owner, EPCM agrees that it will permit the transfer of the license referred to in this clause to the lender for the purpose of the Project. For the avoidance of doubt, any such lender includes EXIM, EXIM’s agents, and any purchaser of the Project from EXIM in the event that EXIM forecloses its rights in applicable financing agreements with Owner. Owner may not disclose, sublicense, modify, or build upon the deliverables except with EPCM’s prior written consent, which shall not be unreasonably withheld. All Digital Engineering shall be provided to Owner in view-only or exportable formats, unless otherwise agreed, and EPCM shall upload such files to a mutually agreeable shared server on a regular basis (no less frequently than weekly). Owner shall not use the deliverables for any other project, nor share them with third parties except as required by law or with EPCM’s prior written approval In addition to the foregoing, in no case will any such information or deliverable be made publicly available or used in connection with any financing, sale or investments transactions or will EPCM’s name be used in any of Owner’s public disclosure or filings, unless otherwise agreed by EPCM in writing.

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10.6            Infringement Indemnity. EPCM warrants that its performance of the Services, including the preparation of the Design Documentation, Digital Engineering, and other deliverables required under this Agreement, will not infringe the intellectual property rights of any third parties. EPCM will indemnify, defend and hold harmless Owner, its Affiliates, and its and their directors, shareholders, officers, members, managers, employees, partners, contractors, subcontractors, and agents, from and against any claims, costs, expenses, losses or damages suffered or incurred arising out of, or in any way in connection with, any actual or alleged infringement of the intellectual property rights of any third parties.

10.7            Third Party Information. EPCM may rely on information, data, or documents provided by Owner or third parties (“Third Party Information”) in performing the Services. EPCM will review and consider such information exercising the Standard of Care, but EPCM does not warrant and shall not be responsible for the accuracy or completeness of Third Party Information, nor shall EPCM be required to independently verify such information unless expressly agreed in writing. If EPCM becomes aware of any material error, omission, ambiguity, or deficiency in Third Party Information, EPCM will promptly notify Owner. The Parties will cooperate in good faith to address any such deficiency, and Owner will be responsible for any reasonable costs or schedule impacts arising from corrections or adjustments to deliverables necessitated by such deficiencies.

4.            Other Amendments. The following sections of the Agreement are amended as indicated by the underlined and italicized text below, which is hereby added to the Agreement:

i.	Section 2.2 is amended as follow:

2.2            Collaborative Culture. In order to most effectively accomplish the objectives of this Agreement, Owner intends to form a cohesive, cooperative, and collaborative culture with EPCM and the Works Contractors to ensure timely and cost-effective, safe and quality construction of the Project. This culture would strive to draw upon the strength of each organization in an effort to achieve a quality project performed right the first time, within budget, and on schedule. It would include, but is not limited to, consideration of each other’s interests and requirements; fostering clear, objective communication among all persons who are involved; development of mutual goals and objectives and strategies for implementation; and periodic objective evaluation to assure these goals and objectives are met. For the avoidance of doubt, nothing in this Section 2.2 or in the establishment or promotion of a cooperative and collaborative culture shall modify, limit, or supersede any contractual or legal rights, remedies, or obligations of the Owner or the EPCM as expressly set forth in this Agreement. Each party shall retain all of its respective rights and obligations under this Agreement.

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ii.	Section 11.3 is amended as follows:

11.3            Waiver of Consequential Damages. In no event shall either Party, or its Affiliates, or its or their officers, directors, members, partners, shareholders, employees, or agents, be liable for special, indirect, exemplary, punitive or consequential damages of any nature whatsoever arising out of this Agreement, including damages or claims in the nature of lost revenue, income or profits, loss of use, or cost of capital, irrespective of whether such damages are reasonably foreseeable and irrespective of whether such claims are based upon negligence, strict liability, contract, operation of law or otherwise; provided, that the limitation of liability imposed by this Section 11.3 shall not apply to (i) a Party’s indemnity obligations set forth in this Agreement, (ii) losses or damages which arise or result from the fraud, Willful Misconduct, or Gross Negligence of a Party or any subcontractor or vendor of a Party, or (iii) EPCM’s obligations to pay any Key Personnel liquidated damages in accordance with Section 2.8(a) or, to the extent such liquidated damages are or become void, voidable, or unenforceable for any reason, the amount of damages to be paid by EPCM in lieu of such voided liquidated damages, which must not exceed (A) the per-role monetary amounts specified in Section 2.8(a) for the relevant Key Personnel role(s), and (B) an aggregate maximum of $[***] for all such claims.

iii.	Section 12.2 is amended as follows:

12.2            Permitted Disclosures. The obligations in this Article 12 will not apply to information that (a) now or hereafter enters the public domain through no fault of EPCM, its subcontractors or the agents and employees of either; (b) EPCM can prove that it had the information at the time of disclosure except for information previously obtained, directly or indirectly, from Owner; (c) otherwise lawfully becomes available to EPCM from a third party under no obligation of confidentiality; or (d) EPCM is required by Applicable Law to disclose but only to the extent required by Applicable Law and only after notifying Owner and taking reasonable steps to prevent, limit or protect the disclosure. For the avoidance of doubt, without EPCM’s consent, Owner may disclose any Confidential Information to EXIM, EXIM’s agents, and to any purchaser or bona fide potential purchaser of the Project from EXIM; and recognizing that as a U.S. Government agency, EXIM and its officers and employees are inter alia bound by the Trade Secrets Act, 18 U.S.C. § 1905.provided, however, that:

(i) such disclosure is strictly limited to the information required by EXIM by law and for its financing enforcement, step-in, or transfer-related functions and shall not include EPCM’s pricing information, proprietary methodologies, trade secrets, or competitively sensitive information unless required by law; and

(ii) EXIM, its agents, and any purchaser or potential purchaser are expressly prohibited from relying on the Confidential Information, and EPCM owes them no representation, warranty, duty of care, or liability whatsoever.

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5.            Amended Exhibits. The following exhibits to the Agreement are amended, restated, and replaced in their entirety with the exhibits outlined below and which are attached hereto:

i.	Exhibit F: Performance Guarantee

ii.	Exhibit I: Control Budget

6.            No Further Amendment. Except as stated herein, all of their terms and conditions of the Agreement remain in full force and effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Amendment #1 to the Agreement to be executed by their duly authorized officers, effective as of the Execution Date.

Owner:		EPCM:

Perpetua Resources Idaho, Inc.		Hatch Ltd.

By:	/s/ Jon Cherry	By:	/s/ Ian Duckworth
Name:	Jon Cherry	Name:	Ian Duckworth
Title:	CEO	Title:	Managing Director

[Amendment #1 to EPCM Agreement Signature Page]

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